Exhibit 99.2

Introduction to the Unaudited Pro Forma Condensed Financial Statements

On April 17, 2017, we announced that we agreed to sell Williams Olefins, L.L.C., a wholly owned subsidiary which owns an 88.46 percent undivided ownership interest in a Geismar, Louisiana, olefins plant and associated complex for $2.1 billion in cash. On July 6, 2017, the sale was completed and we received cash proceeds totaling $2.084 billion, reflecting adjustments for the estimated net working capital at closing and subject to final determination.

The following unaudited pro forma condensed financial statements have been developed by applying pro forma adjustments to the individual historical audited and unaudited financial statements of Williams Partners L.P. to reflect the disposition. The following unaudited pro forma condensed balance sheet as of March 31, 2017, has been prepared to give effect to the transaction as if the divestiture had occurred on March 31, 2017. The following unaudited pro forma condensed statements of income for the three months ended March 31, 2017, and year ended December 31, 2016, have been prepared to give effect to the transaction as if the divestiture had occurred at the beginning of 2016. Our historical condensed consolidated financial statements have been derived from and should be read together with the historical audited consolidated financial statements and related notes in Exhibit 99.1 of our Form 8-K dated May 25, 2017, and the historical unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

The unaudited pro forma condensed financial statements are presented for illustrative purposes only to reflect the sale of Williams Olefins, L.L.C. and do not represent what our results of operations or financial position would actually have been had the sale occurred on the dates noted above, or project our results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed financial information.

Williams Partners L.P.

Unaudited Pro Forma Condensed Balance Sheet

As of March 31, 2017

($ in millions)

	Historical
	Williams Partners L.P.	Pro Forma Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$625	$2,084	$2,709
Trade accounts and other receivables – net	861	—	861
Inventories	148	—	148
Assets held for sale	1,023	(999)	24
Other current assets and deferred charges	157	—	157

Total current assets	2,814	1,085	3,899

Investments	6,738	—	6,738
Property, plant, and equipment, at cost	37,677	—	37,677
Accumulated depreciation and amortization	(10,313)	—	(10,313)

Property, plant, and equipment – net	27,364	—	27,364
Intangible assets – net of accumulated amortization	9,569	—	9,569
Regulatory assets, deferred charges, and other	453	—	453

Total assets	$46,938	$1,085	$48,023

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$732	$—	$732
Accrued interest	170	—	170
Asset retirement obligations	48	—	48
Liabilities held for sale	43	(43)	—
Other accrued liabilities	881	45	926

Total current liabilities	1,874	2	1,876

Long-term debt	17,065	—	17,065
Asset retirement obligations	830	—	830
Deferred income tax liabilities	19	—	19
Regulatory liabilities, deferred income, and other	1,951	—	1,951
Contingent liabilities
Equity:
Partners’ equity	23,462	1,083	24,545
Noncontrolling interests in consolidated subsidiaries	1,737	—	1,737

Total equity	25,199	1,083	26,282

Total liabilities and equity	$46,938	$1,085	$48,023

See accompanying notes.

Williams Partners L.P.

Unaudited Pro Forma Condensed Statement of Income

For the three months ended March 31, 2017

($ in millions, except per-unit amounts)

	Historical
	Williams Partners L.P.	Pro Forma Adjustments	Pro Forma
Revenues
Service revenues	$1,256	$(4)	$1,252
Product sales	727	(115)	612

Total revenues	1,983	(119)	1,864
Costs and expenses:
Product costs	579	(55)	524
Operating and maintenance expenses	361	(22)	339
Depreciation and amortization expenses	433	(13)	420
Selling, general, and administrative expenses	156	(5)	151
Other (income) expense – net	4	—	4

Total costs and expenses	1,533	(95)	1,438

Operating income (loss)	450	(24)	426
Equity earnings (losses)	107	—	107
Other investing income (loss) – net	271	—	271
Interest expense	(214)	1	(213)
Other income (expense) – net	49	—	49

Income (loss) before income taxes	663	(23)	640
Provision (benefit) for income taxes	3	—	3

Net income (loss)	660	(23)	637
Less: Income (loss) attributable to noncontrolling interests	26	—	26

Net income (loss) attributable to controlling interests	$634	$(23)	$611

Allocation of net income (loss) for calculation of earnings per common unit:
Net income (loss) attributable to controlling interests	$634		$611
Allocation of net income (loss) to Class B units	11		11

Allocation of net income (loss) to common units	$623		$600

Basic earnings (loss) per common unit:
Net income (loss) per common unit	$.68		$.65

Weighted-average number of common units outstanding (thousands)	919,944		919,944

Diluted earnings (loss) per common share:
Net income (loss) per common unit	$.68		$.65

Weighted-average number of common units outstanding (thousands)	920,250		920,250

See accompanying notes.

Williams Partners L.P.

Unaudited Pro Forma Condensed Statement of Income

For the year ended December 31, 2016

($ in millions, except per-unit amounts)

	Historical
	Williams Partners L.P.	Pro forma Adjustments	Pro Forma
Revenues
Service revenues	$5,173	$(13)	$5,160
Product sales	2,318	(427)	1,891

Total revenues	7,491	(440)	7,051

Costs and expenses:
Product costs	1,728	(150)	1,578
Operating and maintenance expenses	1,548	(86)	1,462
Depreciation and amortization expenses	1,720	(52)	1,668
Selling, general, and administrative expenses	630	(19)	611
Impairment of certain assets	457	—	457
Other (income) expense – net	111	—	111

Total costs and expenses	6,194	(307)	5,887

Operating income (loss)	1,297	(133)	1,164
Equity earnings (losses)	397	—	397
Impairment of equity method investments	(430)	—	(430)
Other investing income (loss) – net	29	—	29
Interest expense	(916)	—	(916)
Other income (expense) – net	62	—	62

Income (loss) before income taxes	439	(133)	306
Provision (benefit) for income taxes	(80)	—	(80)

Net income (loss)	519	(133)	386
Less: Income (loss) attributable to noncontrolling interests	88	—	88

Net income (loss) attributable to controlling interests	$431	$(133)	$298

Allocation of net income (loss) for calculation of earnings per common unit:
Net income (loss) attributable to controlling interests	431		298
Allocation of net income (loss) to general partner	517		517
Allocation of net income (loss) to Class B units	12		10

Allocation of net income (loss) to common units	(98)		(229)

Basic and diluted earnings (loss) per common unit:
Net income (loss) per common unit	$(.17)		$(.39)

Weighted-average number of common units outstanding (thousands)	592,519		592,519

See accompanying notes.

Note 1. Pro Forma Adjustments

Unaudited Pro Forma Condensed Balance Sheet Adjustments

The pro forma adjustments reflect $2.084 billion of cash received upon the sale of Williams Olefins, L.L.C., the removal of the related historical net assets of the disposal group, an accrual for certain estimated transaction-related items associated with the sale, and the impact resulting from the expected gain on disposal.

Unaudited Pro Forma Condensed Statements of Income Adjustments

The pro forma adjustments reflect the removal of the historical results of the disposal group. The pro forma adjustments do not reflect the expected gain on disposal, currently estimated to be approximately $1.083 billion.